SCHEDULE 14A INFORMATION
        Proxy Statement Pursuant to Section 14(a) of the Securities
                  Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant  X
Filed by a party other than the Registrant ___
Check the appropriate line:
___ Preliminary Proxy Statement
___ Confidential, for Use of the Commission Only (as permitted by Rule 14a-
        6(e)(2))
 X  Definitive Proxy Statement
___ Definitive Additional Materials
___ Soliciting Material Pursuant to 240.14a-11 (c) or 240.14a-12

                  CENTRAL ILLINOIS PUBLIC SERVICE COMPANY

              (Name of Registrant as Specified in Its Charter)

  Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate line):
 X  No fee required.
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(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transactions applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)  Proposed maximum aggregate value of transaction:

(5)  Total fee paid:

___ Fee paid previously with preliminary materials.
___ Check line if any part of the fee is offset as provided by Exchange Act Rule 0-11(a) (2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement
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     (1)  Amount Previously Paid:

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                   CENTRAL ILLINOIS PUBLIC SERVICE COMPANY

                            607 East Adams Street
                         Springfield, Illinois 62739

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The annual meeting of shareholders of Central Illinois Public Service Company ("CIPS" or the "Company") will be held at the Springfield Hilton, 700 East Adams Street, Springfield, Illinois, on April 23, 1997, at 10:00 AM, for the purpose of considering and voting on the following matters:

     (1)  the election of a Board of eight directors; and

     (2) the transaction of such other business as may properly come before the meeting.

     See the attached Proxy Statement for further information with respect to the foregoing.

     Only common and preferred shareholders of record on CIPS' books at the close of business on February 25, 1997, are entitled to vote at the meeting. All such shareholders are urged to be present in person, or represented by proxy, at the meeting.

     A copy of CIPS' Annual Report to Shareholders for the year 1996, which is included in its 1996 Annual Report on Form 10-K filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, has been mailed to each shareholder of record of the Company.

                                     By order of the Board of Directors,



                                               W. A. Koertner,
                                         Vice President and Secretary

March 10, 1997

     All shareholders, even if they plan to attend the meeting in person, are urged to vote, date and sign their proxies and return them to the Company in the enclosed envelope as promptly as possible. The Board of Directors encourages all shareholders to be represented at the meeting, whether their shareholdings are small or large.


                   Central Illinois Public Service Company
                            607 East Adams Street
                         Springfield, Illinois  62739
                                 217/523-3600

                                March 10, 1997

                           Proxy Statement For the
                     1997 Annual Meeting of Shareholders

                                 INTRODUCTION

     General. The purposes of the meeting are set forth in the attached Notice. The enclosed proxy is solicited by mail on behalf of the Board of Directors of CIPS and the cost of such solicitation will be paid by the Company. The Company will pay to banks, brokers, nominees and other fiduciaries their reasonable charges and expenses incurred in forwarding the proxy soliciting material to their principals. In addition, Morrow & Co., Inc., New York, New York, has been retained to assist CIPS and its affiliate in the solicitation of proxies. Such solicitation may be made by mail, telecommunication or in person. The estimated aggregate cost of such services of Morrow & Co., Inc. is $6,500. Officers, directors and employees of CIPS may also solicit proxies by other means.

     Holding Company.  CIPS is the principal subsidiary of CIPSCO
Incorporated ("CIPSCO").

     Voting. The outstanding voting securities of CIPS on the record date of February 25, 1997 consisted of 800,000 shares of Cumulative Preferred Stock, par value $100 per share, of various series and 25,452,373 shares of Common Stock, without par value.

     Only shareholders (both preferred and common) of record on CIPS' books at the close of business on February 25, 1997, are entitled to notice of and to vote at the meeting. At such meeting, each such shareholder is entitled to one vote, for each share of stock of the Company (whether common or preferred)held, on each matter submitted to a vote at the meeting, except that in the election of directors, each shareholder is entitled to vote cumulatively and therefore may give one nominee votes equal to the number of directors to be elected, multiplied by the number of shares held by such shareholder, or such votes may be distributed among any two or more nominees. The proxies seek discretionary authority to cast cumulative votes in the election of directors.

     Shareholders may vote in person or by duly authorized proxy. The giving of a proxy by a shareholder will not affect the shareholder's right to vote if the shareholder attends the meeting and votes in person. Prior to the voting of a proxy, such proxy may be revoked by the shareholder by either (a) delivering written notice of revocation to the Secretary of CIPS, (b) executing a later dated proxy or (c) voting in person at the meeting. All shares represented by effective proxies on the enclosed form of proxy, received by the Company, will be voted at the meeting (or any adjourned session thereof) in accordance with the terms of such proxies.

     A majority of the outstanding shares entitled to vote constitutes a quorum for the meeting. If a quorum is present in person or by proxy, the eight director nominees receiving the greatest number of votes will be elected as directors. The affirmative vote of the majority of the shares represented at the meeting and entitled to vote on a matter will be sufficient to take action on a matter properly before the meeting (unless a higher vote is required by law).

     Broker non-votes will not be considered represented at the meeting on those matters for which no instructions from the shareholder have been given to the broker. Accordingly, for a matter which requires the vote of a percentage of shares represented at the meeting, broker non-votes will have no effect on the outcome. Abstentions will be counted in determining the quorum in attendance for all matters and will be included in the total number of shares represented and voting on a matter.

     Holders of depositary shares ("Depositary Shares") representing one-quarter of one share of 6.625% Cumulative Preferred Stock of CIPS ("6.625% Preferred Stock") will receive a form of proxy so that they may instruct Illinois Stock Transfer Company, as depositary agent, as to the manner of voting such Depositary Shares. The depositary agent will vote whole shares of 6.625% Preferred Stock based on those instructions from holders of Depositary Shares.

     Proposals of Shareholders. Under the rules of the Securities and Exchange Commission, any shareholder proposal intended to be presented at the 1998 annual meeting of shareholders of CIPS must be received by the Company no later than November 10, 1997, in order to be eligible to be considered for inclusion in the proxy materials relating to that meeting.

     Voting Securities Beneficially Owned by Principal Holders, Directors, Nominees and Executive Officers. At February 25, 1997, CIPSCO owned 25,452,373 shares of Common Stock of CIPS representing 100% of the outstanding Common Stock of the Company. The directors, nominees and executive officers of CIPS and CIPSCO owned beneficially at February 1, 1997, an aggregate of 38,114 shares of Common Stock of CIPSCO representing
 .11% of the outstanding Common Stock of CIPSCO and 38 shares of Preferred Stock of CIPS representing less than .01% of the outstanding Preferred Stock.

                            ELECTION OF DIRECTORS

Director Information.
     Eight directors are to be elected at the meeting.
Barring unforeseen contingencies, and in the absence of contrary directions, the proxies solicited will be voted for the election of Clifford L. Greenwalt, John L. Heath, Robert W. Jackson, Gordon R. Lohman, Richard A. Lumpkin, Hanne M. Merriman, Thomas L. Shade and James W. Wogsland as directors of CIPS, to hold office until the next annual meeting of shareholders or until their respective successors are elected and qualified. Each of the nominees is a director of CIPS and has served continuously as a director since his or her election as indicated below. Proxies may also be voted for a substitute nominee or nominees in the event any one or more of the above nominees is unable to serve for any reason or is withdrawn from nomination, a contingency not now anticipated.

     Each of the nominees is also a director of CIPSCO, and has served as a director for at least the last five years, except Mr. Lumpkin who was elected in 1995.

     Each nominee has been engaged in his or her present principal occupation for at least the past five years, except as otherwise indicated below.

     Information about each nominee for election as director is provided below:

Clifford L. Greenwalt

    Principal occupation:              President and Chief Executive
                                       Officer of CIPS.

    Age:                               64

    Served as a director of CIPS
         since:                        1986

    Shares beneficially owned at
         February 1, 1997:             12,102 shares of CIPSCO Common
                                       Stock.


    Other information:                 Mr. Greenwalt is a member of the
                                       Executive Committee of the Board.
                                       He is a director of First of
                                       America Bank Corporation,
                                       Kalamazoo, Michigan and its wholly-
                                       owned subsidiary, First of America
                                       Bank-Illinois, N.A.  Mr. Greenwalt
                                       is also President and Chief
                                       Executive Officer, as well as a
                                       director, of CIPSCO.

John L. Heath

    Principal occupation:              Executive Vice President of Channel
                                       Earth Communications, Inc.
                                       (satellite television broadcaster),
                                       Scottsdale, Arizona and Chicago,
                                       Illinois.

    Age:                               61

    Served as a director of CIPS
         since:                        1977

    Shares beneficially owned at
         February 1, 1997:             4,000 shares of CIPSCO Common Stock.

    Other information:                 Mr. Heath is a member of the
                                       Nominating and Audit Committees of
                                       the Board.  He served as Chairman
                                       of L.S. Heath & Sons, Inc.
                                       Robinson, Illinois, (candy
                                       manufacturer) from 1971 until 1988
                                       and as President and Chief
                                       Executive Officer from 1971 until
                                       1982.  In October 1996, Mr. Heath
                                       became Executive Vice President of
                                       Channel Earth Communications, Inc.
                                       Mr. Heath is a director of Biltmore
                                       Investors Bank of Phoenix, Arizona,
                                       Channel Earth Communications, Inc.,
                                       Sunstreet Food Corporation, and
                                       Phoenix Memorial Hospital Health
                                       Services Network of Phoenix,
                                       Arizona.

Robert W. Jackson

    Principal occupation:              Retired Senior Vice President --
                                       Finance and Secretary of CIPS.

    Age:                              66

    Served as a director of CIPS
         since:                       1986

    Shares beneficially owned at
              February 1, 1997:        3,675 shares of CIPSCO Common
                                       Stock. In addition, Mr. Jackson's
                                       account in the directors' deferred
                                       compensation plan described below
                                       holds the equivalent of  583 shares
                                       of CIPSCO Common Stock.



    Other information:                 Mr. Jackson, who retired in 1995,
                                       is a director of Firstbank of
                                       Illinois Co. and each of its wholly-
                                       owned subsidiary banks, including
                                       the First National Bank of
                                       Springfield.

Gordon R. Lohman

    Principal occupation:              President and Chief Executive
                                       Officer of AMSTED Industries
                                       Incorporated (diversified
                                       manufacturer of industrial
                                       products), Chicago, Illinois.

    Age:                              62

    Served as a director of CIPS
         since:                       1989

    Shares beneficially owned at
         February 1, 1997:             200 shares of CIPSCO Common Stock.
                                       In addition, Mr. Lohman's account
                                       in the directors' deferred
                                       compensation plan described below
                                       holds the equivalent of 6,810
                                       shares of CIPSCO Common Stock.

    Other information:                 Mr. Lohman is Chairman of the
                                       Compensation Committee and
                                       Executive Committee and a member of
                                       the Audit Committee of the Board.
                                       He became
                                       President of AMSTED Industries
                                       Incorporated in 1988 and Chief
                                       Executive Officer in 1990.  He was
                                       Executive Vice President
                                       of that firm in 1988.  Mr.
                                       Lohman is a director of
                                       American Brands, Inc.


Richard A. Lumpkin

    Principal occupation:              Chairman of the Board and Chief
                                       Executive Officer of Consolidated
                                       Communications Inc. (CCI)
                                       (diversified telecommunications
                                       holding company), Mattoon,
                                       Illinois.

    Age:                              61

    Served as a director of CIPS
         since:                       1995

    Shares beneficially owned at
         February 1, 1997:             1,087 shares of CIPSCO Common
                                       Stock.

    Other information:                 Mr. Lumpkin is a member of the
                                       Audit and Nominating Committees of
                                       the Board. He has been Chairman of
                                       the Board and Chief Executive
                                       Officer of CCI since 1989.  He is
                                       also Chairman of the Board and
                                       Chief Executive Officer of Illinois
                                       Consolidated Telephone Company, a
                                       telephone utility subsidiary of
                                       CCI.  Mr. Lumpkin serves as a
                                       director of First Mid-Illinois
                                       Bancshares, Inc. and its wholly-
                                       owned subsidiary, First Mid-
                                       Illinois Bank and Trust, N.A. of
                                       Mattoon, Illinois, and Sarah Bush
                                       Lincoln Health Systems, also of
                                       Mattoon, Illinois.

Hanne M. Merriman

    Principal occupation:              Principal in Hanne Merriman
                                       Associates (retail business
                                       consultants), Washington, D.C.

    Age:                              55

    Served as a director of CIPS
         since:                       1990

    Shares beneficially owned at
         February 1, 1997:             1,694 shares of CIPSCO Common
                                       Stock.  In addition, Mrs.
                                       Merriman's account in the
                                       directors' deferred compensation
                                       plan described below holds the
                                       equivalent of 4,944 shares of
                                       CIPSCO Common Stock.

    Other information:                 Mrs. Merriman is Chairman of the
                                       Nominating Committee and a member
                                       of the Audit and Executive
                                       Committees of the Board.  She was
                                       President of Nan Duskin, Inc. from
                                       1991 to 1992.  Previously she had
                                       been a retail business consultant
                                       from January 1990. Mrs. Merriman is
                                       a director of USAir Group, Inc.,
                                       State Farm Mutual Automobile
                                       Insurance Co., The Rouse Company,
                                       AnnTaylor Stores Corporation and T.
                                       Rowe Price Mutual Funds.

Thomas L. Shade

    Principal occupation:              Retired Chairman of the Board and
                                       Chief Executive Officer of Moorman
                                       Manufacturing Company (livestock
                                       feed products), Quincy, Illinois.

    Age:                               66

    Served as a director of CIPS
         since:                        1991

    Shares beneficially owned at
         February 1, 1997:             2,821 shares of CIPSCO Common
                                       Stock.  In addition, Mr. Shade's
                                       account in the directors' deferred
                                       compensation plan described below
                                       holds the equivalent of 4,210
                                       shares of CIPSCO Common Stock.

    Other information:                 Mr. Shade is a member of the Audit
                                       and Compensation Committees of the
                                       Board. Mr. Shade served as Chairman
                                       of the
                                       Board and Chief Executive Officer of
                                       Moorman Manufacturing Company during
                                       1992 and 1993.  He was President and
                                       Chief Executive Officer of that firm
                                       from 1984 to 1992.  He also is a
                                       director of Moorman Manufacturing
                                       Company and Quincy Soybean Company,
                                       both of Quincy, Illinois.

James W. Wogsland

    Principal occupation:              Retired Vice Chairman of
                                       Caterpillar, Inc. (heavy equipment
                                       and engine manufacturer), Peoria,
                                       Illinois.

    Age:                               65

    Served as a director of CIPS
         since:                        1992

    Shares beneficially owned at
         February 1, 1997:             1,000 shares of CIPSCO Common
                                       Stock.  In addition, Mr. Wogsland's
                                       account in  the directors' deferred
                                       compensation plan described below
                                       holds the equivalent of 3,279
                                       shares of CIPSCO Common Stock.

    Other information:                 Mr. Wogsland is Chairman of the
                                       Audit Committee and a member of the
                                       Executive and Compensation
                                       Committees of the Board. Mr.
                                       Wogsland was Vice Chairman of
                                       Caterpillar, Inc. from 1990 until
                                       his retirement in 1995.  He was
                                       Executive Vice President of that
                                       firm from 1987 until 1990.

    Executive Compensation. The following table contains compensation information for the President, four other top executive officers and two recently retired Vice Presidents. The compensation reported is for all services rendered during 1994 through 1996.

                          Summary Compensation Table
                                                    Annual
                                                  Compensation
                                                _________________   All Other
                                                                 Compensation
Name of Individual  Principal Positions(s) Year  Salary   Bonus       (1)
__________________  _____________________  ____  ________ _______ ____________

C.L. Greenwalt      President and Chief    1996  $418,751 $146,580   $8,326
                    Executive Officer      1995   388,750   86,970    8,426
                                           1994   359,168   70,800    8,513

W. A. Koertner      Vice President, Chief  1996   188,897   45,006    1,148
                    Financial Officer and  1995   155,757   23,232      922
                    Secretary              1994   132,676   19,376      755


G.W. Moorman        Vice President--       1996   161,464   35,477    1,578
                    Regional Operations    1995   148,806   22,944    1,428
                                           1994   141,717   17,955    1,354

J.T. Birkett        Vice President--       1996   148,897   34,947    2,241
                    Power Generation       1995   114,889   15,613    1,665
                                           1994    94,639   10,032    1,260

D.R. Patterson      Vice President--       1996   142,002   33,203    3,299
                    Regional Operations    1995   115,664   15,732    1,656
                                           1994    98,209   11,726    1,253

W.R. Morgan         Vice President--       1996   166,225        0  395,152
                    Division Operations    1995   157,189   23,232    2,374
                                           1994   149,710   19,788    2,250

W.R. Voisin         Vice President--       1996   126,675        0  301,174
                    Public Relations       1995   119,463   21,247    2,654
                                           1994   113,751   15,565    1,602

_______________
(1) All amounts are for premiums paid on behalf of the officers for group term life insurance except for Mr. Morgan ($4,237 for life insurance premiums and $390,915 paid upon termination of employment in October 1996 pursuant to Management Continuity Agreement described below) and Mr. Voisin ($2,896 for life insurance premium and $298,278 paid upon termination of employment in October 1996 pursuant to Management Continuity Agreement).

     Substantially all employees of CIPS and CIPSCO (including officers) participate in CIPS' Retirement Income Plan (the "Retirement Plan"), including persons named in the Summary Compensation Table. Employer contributions to the Retirement Plan are determined actuarially. For Retirement Plan purposes, compensation is base pay, exclusive of special payments. Compensation for the persons named in the Summary Compensation Table is substantially equivalent to the compensation reported in the table under "Salary." Retirement Plan benefits depend upon years of service, age at retirement and final average pay. In certain cases, pension benefits under the Retirement Plan are reduced to comply with maximum limitations imposed by the Internal Revenue Code (the "Code"). CIPS maintains an unfunded
Excess Benefit Plan to provide for the payment of the difference between the monthly benefit that would have been paid if such Code limitations were not in effect and the reduced amount payable as a result of such Code limitations. Amounts attributable to service credits arising under the Management Continuity Agreements discussed below are also paid through the Excess Benefit Plan. The credited years of service under the Retirement
Plan and the Excess Benefit Plan for the above listed persons as of December 31, 1996 are as follows: Greenwalt, 33 years; Koertner, 18 years; Moorman, 28 years; Patterson, 35 years; Birkett, 25 years; Morgan, 33 years; and Voisin, 35 years. Assuming retirement at age 65, it is estimated a participant would be eligible for a maximum annual benefit under the Retirement Plan, as supplemented by the Excess Benefit Plan, as follows:

                                      Annual Benefit After Specified
                                            Years of Service (1)
  Average Annual
                         _____________________________________________________
   Earnings (2)              20        25          30         35         40
____________________     ________   ________    ________   ________   ________
$100,000............     $ 26,256   $ 32,820    $ 39,384   $ 45,948  $ 52,512
 125,000............       33,756     42,195      50,634     59,073    67,512
 150,000............       41,256     51,570      61,884     72,198    82,512
 175,000............       48,756     60,945      73,134     85,323    97,512
 200,000............       56,256     70,320      84,384     98,448   112,512

 225,000............       63,756     79,695      95,634    111,573   127,512
 250,000............       71,256     89,070     106,884    124,698   142,512
 275,000............       78,756     98,445     118,134    137,823   157,512
 300,000............       86,256    107,820     129,384    150,948   172,512
 325,000............       93,756    117,195     140,634    164,073   187,512

 350,000............      101,256    126,570     151,884    177,198   202,512
 375,000............      108,756    135,945     163,134    190,323   217,512
 400,000............      116,256    145,320     174,384    203,448   232,512
 425,000............      123,756    154,695     185,634    216,573   247,512
 450,000............      131,256    164,070     196,884    229,698   262,512

 475,000............      138,756    173,445     208,134    242,823   277,512
 500,000............      146,256    182,820     219,384    255,948   292,512
 525,000............      153,756    192,195     230,634    269,073   307,512
________
(1) Annual benefits are on a straight-line basis. Amounts shown have been reduced by an amount up to 50% (at 40 years of service) of estimated Social Security benefits and are not subject to any other offset amounts.
(2) "Average Annual Earnings" means the average annual base compensation during the four consecutive years of highest pay during the 10-year period immediately preceding retirement.

     The Excess Benefit Plan provides that in the event of a change in control (which has substantially the same meaning as "change in control" under the Management Continuity Agreements described below) the present value of benefits owed any participant pursuant to each such Plan will be paid in a lump sum (i) for a terminated participant already receiving or entitled to receive benefits, within 30 days after such change in control and (ii) for any other participant, within 30 days after termination provided such participant's termination occurs within two years after such change in control. Any such lump sum will be increased by an amount necessary to compensate the participant for any excise tax payable under federal, state or local tax law as a result of the lump sum payment being made contingent on a change in control. The Excess Benefit Plan was modified (with the required consent of participants) in 1995 to provide, in effect, that the announced business combination among CIPSCO, Ameren Corporation and Union Electric Company (the "Merger") will not constitute a "change in control" under the Plan.

     In 1995 CIPS established an irrevocable trust to provide a source of funds to assist in meeting its liabilities under the Excess Benefit Plan. CIPS makes contributions to the trust from time to time in amounts determined in accordance with the provisions of the trust sufficient to pay when due benefits to participants or their beneficiaries under the Excess Benefit Plan. Notwithstanding the trust, the Excess Benefit Plan is not qualified or "funded" and amounts on deposit in the trust are subject to the claims of CIPS' general creditors under the applicable law.

     The individuals named in the Summary Compensation Table and two other executive officers of CIPS or CIPSCO have each entered into a Management Continuity Agreement with CIPS, which provides that in the event of a "change in control" of CIPS or CIPSCO, CIPS and/or CIPSCO or another subsidiary of CIPS will continue to employ the executive for a period of three years from the date of the change in control or to the executive's earlier death or attainment of age 65 (the "Period of Employment"). In the event of the executive's (i) involuntary termination of employment during the Period of Employment except by reason of death, disability, attainment of age 65 or cause (as defined in the Management Continuity Agreement) or
(ii) resignation during the Period of Employment for good reason (as defined in the Management Continuity Agreement), the executive will be entitled to payment of severance compensation equal to the present value of the executive's base pay and incentive pay (determined as provided in the Management Continuity Agreement) that would have accrued if the executive remained employed until the end of the Period of Employment. The executive will also receive continued welfare benefits and service credits until the end of the Period of Employment, subject to offset for comparable welfare benefits. The severance compensation will be increased by an amount necessary to compensate the executive for any excise tax payable under federal, state or local tax law as a result of the payment and any other compensation paid by the Company or any of its affiliates being contingent on a change in control. A "change in control" occurs, in general, if (i) as a result of a merger, consolidation or sale of assets, less than a majority of the voting power of CIPSCO is held after such event by the persons who were holders of the voting power of CIPSCO prior to such event or less than a majority of the voting power of CIPS is held after such event by CIPSCO or by the holders of the voting power of CIPSCO prior to such event, (ii) any person (or group) acquires beneficial ownership of 20 percent or more of the voting power of the Company or CIPS or (iii) within any two-year period a majority of the members of the Board of Directors of CIPS or CIPSCO ceases to be members (other than changes in members approved by at least two-thirds of the continuing directors). A "change in control" within the meaning of the Management Continuity Agreements has occurred as a result of the agreement to enter into the Merger. Mr. Morgan and Mr. Voisin, have received benefits under their Management Continuity Agreements as described in Note 1 to the Summary Compensation Table.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Overview. The Compensation Committee of the Board of Directors of CIPS is charged with overall oversight of executive compensation programs, as well as reviewing the performance and establishing compensation of executive officers of CIPS. The Committee is responsible for assuring that executive compensation and benefit plans are implemented and are consistent with the Company's shareholder interests, corporate goals and compensation philosophy.

     CIPS' executive officer compensation is designed to attract, retain, motivate and reward quality and experienced officers to achieve the Company's objectives. It links executive compensation with corporate performance by providing the opportunity to earn increased compensation during periods of superior results, and limits compensation during periods with lesser results.

     The executive officer compensation program consists of a base salary and an annual incentive. The base salary is determined by a combination of the individual's performance relative to specific job responsibilities and market comparisons of salaries for similar jobs in the utility industry. Particular emphasis is placed on salary data provided by the Edison
Electric Institute (EEI) survey of electric and combination electric and natural gas utilities. This group of utilities is essentially the same group as the EEI 100 utility peer group shown on the Performance Graph below. The philosophy is to pay base salaries and provide for incentive compensation that are comparable to the medians of such amounts for a subgroup of utilities included in the EEI survey that are of comparable size to CIPSCO (based on revenues). Salaries for the officers listed in the Summary Compensation Table were increased in 1996 to track competitive base salaries in the utility industry and to reflect performance, which is determined subjectively by the Committee based on individual evaluations. Incentive compensation was earned based on achievement of the objectives of the annual Management Incentive Plan (described below).

     The Management Incentive Plan. The Management Incentive Plan (MIP), an annual incentive program instituted in 1992, strongly supports CIPSCO's primary goal of achieving superior returns on shareholders' investments. The MIP is intended to provide additional compensation to the executive officers named in the Summary Compensation Table, along with two other officers and 29 other employees of CIPSCO and its subsidiaries. It is the Committee's responsibility to administer the MIP and in so doing (1) set the overall corporate financial performance goal and unit or individual objectives, (2) determine the participants to be included in the MIP, and
(3) determine the amount of each participant's incentive pay to be based on attainment of the overall corporate goal and the amount to be based on achievement of his or her unit or individual objectives. Specific award levels are set by the Committee prior to the beginning of the fiscal year for which they apply. Incentive awards are payable in cash as soon as feasible following the close of the year after determination by the Committee of the level of attainment of the goals.

     The overall corporate goal is based on attainment of targeted return on average Common Stock equity of CIPSCO. The Committee has determined that return on Common Stock equity is the measure of corporate performance that most directly measures management's performance. Individual unit objectives relate to such areas as service reliability, public and employee safety, proper maintenance of corporate assets and quantifiable improvement in efficiency and productivity. The MIP provides for threshold, target and maximum levels of awards based on performance against the predetermined targets, set annually by the Committee. With the exception of the President and Chief Executive Officer, whose incentive pay is tied solely to the overall corporate goal for return on Common Stock equity, a participant may receive the portion of his or her incentive pay tied to unit or individual objectives even though CIPSCO has not attained the overall corporate goal. Individual unit awards are weighted, according to the participant's position, to produce awards from about one-fourth to two-fifths of the total award and corporate performance goals are weighted to make up the remaining portion. However, for any incentive pay to be earned by any participant, overall earnings of CIPSCO, on a per share basis, must equal or exceed the annualized Common
Stock dividend rate then in effect. Accordingly, shareholders will realize an appropriate return on their investment prior to the payment of any incentive compensation.

     For 1996, award levels were designed so that achievement of threshold performance would have earned approximately one-half of the target award while maximum performance would have earned approximately 1.7 times the target award. Total incentive pay ranges varied, depending on the participant's position within the organization, from a minimum of 7 percent of base salary for some participants, assuming threshold corporate and unit goals were achieved, to a maximum of 46 percent of base salary for the President and Chief Executive Officer, assuming maximum performance was achieved. As a result, in 1996, MIP participants earned various amounts reflecting achievement of a corporate goal of return on Common Stock equity in excess of the target level. Participants also earned various amounts reflecting the achievement of at least the threshold level of individual and unit goals, in accordance with the MIP provisions. Benefits earned in 1996 for the identified executive officers are reflected in the "Bonus" column of the Summary Compensation Table above.

     Compensation of the Chief Executive Officer. The Committee is responsible for reviewing the Chief Executive Officer's performance and adjusting his base salary accordingly. In addition, the Committee adjusts base salary to reflect changes in the prevailing competitive market levels for chief executive officers in other comparably-sized utilities, as described above. Mr. Greenwalt's base salary increased in 1996 approximately 7.7 percent in consideration of the Company's continued strong operating and financial performance as well as advances toward a more competitive cost structure. Specifically, increased merger related savings were identified as a result of the continuing focus on efficiencies which can be achieved through the strategic alliance with Union Electric. In addition, cost-saving revisions in a long-term coal contract were obtained which will serve to benefit all stakeholders. With respect to competition and deregulation, the Company has successfully positioned itself and focused efforts toward promoting principles of reliability, safety and benefits for all parties. The Committee believes these advances made under the leadership of Mr. Greenwalt warrant the adjustments in his base salary. Mr. Greenwalt's 1996 base compensation increase also reflects changes in levels of executive compensation at similar-sized utilities.

     Incentive compensation for the Chief Executive Officer was determined in accordance with the provisions and formulas of the MIP. Accordingly, Mr. Greenwalt's incentive compensation is based solely on corporate performance as measured by the overall corporate goal of return on Common Stock equity. He earned $146,580 under the MIP in 1996 because the Company's return on Common Stock equity exceeded the target goal as established in the MIP.

The members of the Compensation Committee are indicated below. No member of the Committee is a current or former officer of CIPSCO or any of its subsidiaries or has any relationship with CIPS or CIPSCO required to be disclosed pursuant to the rules of the Securities and Exchange Commission.

                        G. R. Lohman, Chairman
                        T. L. Shade
                        J. W. Wogsland


                        (Graph to be inserted here)

                            Total Return Summary
                     Based on Initial Investment of $100
                           On December 31, 1991

                        1991     1992     1993     1994     1995     1996
   CIPSCO               $100     $116     $125     $118     $182     $177
   S&P 500               100      108      118      120      165      203
   EEI 100               100      108      120      106      139      140
   DJ Util               100      109      126      114      160      165



     Above returns assume all dividends paid during the periods are reinvested. The EEI peer group consists of about 100 investor-owned electric and combination electric and natural gas utilities. All returns have been weighted to reflect the market capitalization of each utility in the group. A portion of incentive compensation to executive officers is based on return on CIPSCO Common Stock equity rather than total return (shown on the graph) for reasons set forth in the Compensation Committee Report.

Directors' Compensation.
     No retainer or fees are paid to any director who is an officer of CIPSCO, CIPS or any other subsidiary of CIPSCO. During
1996 non-employee members of the Board of CIPS received an annual retainer of $12,000, and a fee of $850 for each CIPS Board meeting or Committee meeting attended. The Chairman of the CIPS Executive Committee received an additional annual fee of $2,500 and the Chairman of the CIPS Audit Committee received an additional annual fee of $2,000. Directors were also reimbursed for their reasonable travel and out-of-pocket expenses for each Board or Committee meeting attended. CIPSCO pays no additional fees for attendance at Board or committee meetings.

     During 1996, non-employee directors of CIPSCO received an annual retainer of $16,000. The annual retainer paid to each director by CIPSCO, however, is reduced by an amount equal to the aggregate amount paid to such director by each subsidiary of CIPSCO as an annual retainer for services as a director of such subsidiary. All current directors are on the Board of CIPSCO and CIPS. Consequently, the aggregate annual retainer for service on the Boards for 1996 was $16,000.

     CIPSCO and CIPS each maintain an unfunded deferred compensation plan under which directors may elect to defer directors' retainers and fees paid by that company. For each director who elects to participate in a plan, the amount of his or her director's retainer and fees is accrued in an unfunded account in the name of the director. Such amount is adjusted in value by an amount equivalent to the amount which would be available if the director's compensation were invested in CIPSCO's Common Stock and dividends on such stock were reinvested. The aggregate value of each participant's accounts in the plans at February 1, 1997 (based on deferred director's fees paid by CIPSCO and CIPS) was equivalent to investments in CIPSCO Common Stock as follows: Mr. Lohman, 6,810 shares; Mrs. Merriman, 4,944 shares; Mr. Shade, 4,210 shares; Mr. Wogsland, 3,279 shares; and Mr. Jackson, 583 shares. Amounts accrued in a director's account will be paid in cash upon his or her retirement as a director either in a single payment or over a period not to exceed 20 calendar quarters, with interest. Directors who are also officers do not participate in these plans.

     CIPSCO has established a Director Retirement Plan for directors of CIPSCO and its subsidiaries, including CIPS, who are not or have never been officers of CIPSCO or any subsidiary, including CIPS. Each director who has completed five years of service on the Board of CIPSCO or any of its subsidiaries is eligible for monthly retirement payments for a period of the lesser of 10 years or the number of full years the director served on any of the Boards. The annual retirement benefit for a director of CIPSCO is equal to the annual retainer in effect for CIPSCO's directors (without reduction for director's fees paid by subsidiaries of the Company) at the time the director ceases to serve as a director. The annual retirement benefit for a director who is not a member of the Board of CIPSCO is equal to the annual retainer in effect at the time the director ceases to serve as a director for each of the Boards of which the director was a member but not to exceed the amount of retainer for CIPSCO's directors. Such annual retirement payment is reduced a proportional amount for directors retiring before reaching age 72.

     Meetings and Committees of the Board. During 1996, the Board of Directors held six meetings. The Board of Directors of CIPS and the Board of Directors of CIPSCO have each established an Executive Committee, an Audit Committee, a Nominating Committee and a Compensation Committee. Committee members are appointed by a majority of directors at the Board of Directors meeting following the annual meeting of shareholders. Committee members are the same for CIPS' and CIPSCO's committees.

     Mr. Lohman, Mr. Greenwalt, Mrs. Merriman and Mr. Wogsland are the current members of the Executive Committee. The CIPS Executive Committee and the CIPSCO Executive Committee held no meetings in 1996. The Executive Committee has and may exercise all the authority of the Board of Directors in the management of the Company, except as limited by Illinois law.

     Mr. Wogsland, Mr. Heath, Mr. Lohman, Mr. Lumpkin, Mrs. Merriman, and Mr. Shade are the members of the Audit Committee. The CIPS Audit Committee and the CIPSCO Audit Committee each held three meetings in 1996. The Audit Committee engages an independent public accountant for CIPS, subject to the approval of the Board; discusses with the independent public accountant the scope and results of its audit and the adequacy of the Company's accounting, financial and operating controls; approves the performance of non-audit professional services by the independent public accountant; and discusses with management and the independent public accountant the Company's accounting principles, policies and practices and its reporting policies and practices.

     Mrs. Merriman, Mr. Heath, and Mr. Lumpkin are the members of the Nominating Committee. The CIPS Nominating Committee and the CIPSCO Nominating Committee each held one meeting in 1996. The Nominating Committee seeks out and recommends to the Board qualified candidates for election to the Board; reviews the performance of Board members and, based upon such review, makes recommendations to the Board as to which Board members should stand for re-election. In making recommendations of nominees for election to the Board, the Nominating Committee will consider persons recommended by shareholders. Any shareholder wishing to make such a recommendation should write to the President of CIPS who will forward all such recommendations to the Nominating Committee.

     Mr. Lohman, Mr. Shade and Mr. Wogsland are the members of the Compensation Committee. The CIPS Compensation Committee and the CIPSCO Compensation Committee each held three meetings in 1996. The Compensation Committee evaluates performance of and sets the compensation of officers of CIPS (other than assistant officers); reviews directors' fees and fees paid to directors for membership on the various committees of the Board; and makes recommendations to the Board as to appropriate levels of such fees. No member of the Compensation Committee is a current or former officer of CIPS or CIPSCO.

     During 1996, each director attended at least 83 percent of the total of the meetings of CIPS' and CIPSCO's Board and of committees of each company's Board of which he or she was a member.

                        INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has appointed the firm of Arthur Andersen LLP as independent public accountants to examine the annual financial statements of CIPS for 1997. The firm has served as CIPS' independent public accountants for many years. A representative of Arthur Andersen LLP will be present at the annual meeting to make a statement if he or she so desires and to respond to questions.

     If the proposed Merger with Union Electric Company is consummated prior to the end of 1997, it may be deemed desirable at that time for the current auditors of Union Electric or another auditing firm to audit the annual financial statements for all affiliated corporations for 1997 in which case Arthur Andersen LLP would no longer serve.

                                OTHER MATTERS

     At the date hereof, the Board of Directors of CIPS knows of no business to come before the meeting other than those matters described above. However, should any such business properly come before the meeting, the proxies will be voted in accordance with the judgment of the person or persons voting the proxies.

                                       Central Illinois Public Service Company


                                           By Order of the Board of Directors,






                                                      W. A. Koertner
                                                Vice President and Secretary